Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into on May 1, 2014, by and between ANDREW P. SAVADELIS (“Executive”) and ANGION BIOMEDICA CORP., a Delaware corporation (the “Company”).

1.           Position and Duties.

(a)         Position. The Company hereby engages Executive as the Chief Financial Officer of the Company. As such, he shall report directly to the Chief Executive Officer of the Company and have all the responsibilities, duties and authority reasonably expected of a chief financial officer and such other lawful duties consistent with the position and authority of a chief financial officer as may be assigned from time to time by the Chief Executive Officer.

(b)         Obligations to the Company. Executive shall devote his full business energies, interests, abilities and productive time to his position. Executive may accept appointment to other corporate and charitable boards with the consent of the Company, which consent will not be withheld if service on such other boards would not materially interfere with his service to the Company.

(c)         Right to Provide Services; Conflict of Interest. Executive hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not conflict with or breach any agreement, order or decree to which he is a party or by which he is bound.

(d)         Location. Executive will perform his duties at Company’s corporate offices in Uniondale, New York, for at least three days per week. For two days per week, Executive may work from his home office or other locations required by his role in the Company.

2.           Term. Executive will be employed by the Company in accordance with the terms of this Agreement commencing as of May 1, 2014 (the “Commencement Date”), and continuing until his employment ceases for any of the following reasons (the “Term”):

(a)         either party gives written notice at least thirty (30) days prior to the effective date of such termination; or

(b)        the Company terminates the Agreement at any time, without advance notice, upon any of the following events (each such event a ground for a termination of Executive’s employment for “Cause”):

i.	a material breach of any term or condition of this Agreement by Executive, regardless of the reason therefore;
ii.	Executive’s fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity;
iii.	Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
iv.	Executive’s refusal to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, upon the Company’s request;

v.	Executive’s debarment or criminal conviction that could lead to debarment, under the Generic Drug Enforcement Act or the Executive’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a-7b(f)) or in any other governmental payment program; or
vi.	Executive’s indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude; or

(c)        Executive terminates the Agreement for “Good Reason,” which for this purpose will mean:

i.	any material adverse change in Executive’s title, authority or duties (including, without limitation, the assignment to Executive of duties materially inconsistent with his position), or
ii.	any other material breach by the Company of any term or condition of this Agreement;

provided that (x) Executive notifies the Company in writing within 90 days after he first becomes aware of such event, (y) the Company fails to cure such event within 30 days after receipt of such written notice, and (z) Executive resigns employment within 60 days following expiration of such cure period; or

(d)        automatically upon Executive’s death.

The rights and obligations of Sections 5 and 8 through 11 shall survive any termination or expiration of this Agreement.

3.           Compensation.

(a)        Base Compensation.  The Company will pay to the Executive an hourly rate of $250.00 for each hour of services provided to the Company, the extent and duration of such services to be agreed upon in advance, provided that the Executive shall be paid no more than $22,000.00 in the aggregate in any given month. Following the date that the Company receives a total of $20,000,000 in new capital (whether debt, equity or a combination of debt and equity, but excluding capital raised from currently existing equity investors, and excluding grants from governmental agencies or private foundations) (a “Qualified Financing”), the Company shall pay to Executive an annual base salary of $225,000 per year (as increased from time to time, the “Base Salary”).

(b)        Annual Bonus. With respect to each fiscal year of the Company ending during his employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) based on the achievement of reasonable individual and corporate performance objectives established by the Board and communicated to Executive. The target amount of Executive’s Annual Bonus for each fiscal year will be up to 35% of the Base Salary paid or payable to Executive for his service in that year, 25% thereof based on achievement of personal objectives, and 75% based on achievement of company objectives, said objectives to be agreed upon with the CEO/Board prior to the commencement of the given fiscal year. To receive the Annual Bonus otherwise earned for a given fiscal year, Executive must remain employed by the Company through the last business day of that year. Any Annual Bonus earned by Executive will be paid no later than March 15 of the year following the end of the applicable fiscal year.

(c)        Employee Benefits. Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements.

(d)        Vacations. In addition to holidays observed by the Company, Executive will be entitled to accrue four weeks of paid vacation each year in accordance with the published policies of the Company; provided, however, that for the year in which Executive’s employment commences (or any other partial year of service), this vacation allotment will be pro-rated.

(e)        Option Award. Upon the effectiveness of Executive’s Base Salary as described in paragraph 3(a) herein, Company shall grant Executive non statutory stock options (the “Options”) to purchase up to 0.75% (seventy-five one-hundredths of one percent) of the outstanding shares of the Company’s common stock (the “Common Stock”) on a fully diluted basis following the completion of the Qualified Financing, including any over-allotment, if any, equitably adjusted for stock splits, reverse splits, mergers, reorganizations, recapitalizations and similar events or transactions. The Options will have an exercise price equal to the Fair Market Value of a share of the Common Stock on the Date of Grant. The Options will vest in accordance with the following schedule: 25% of the Options will vest on the first anniversary of the Commencement Date and 2.0833% of the Options will vest on the monthly anniversary of the Commencement Date in each of the following 36 months; provided that the Options will become 100% vested upon (i) a Change in Control (as defined below in Section 6(b)), provided Executive remains in service through the date of such transaction, or (ii) a cessation of Executive’s employment due to his death, Disability, termination by the Company pursuant to Section 2(a), or resignation by Executive pursuant to Section 2(c). Capitalized terms not otherwise defined in this Section 3(e) will have the meaning ascribed to that term in the Angion Biomedica Corp. 2014 Stock Option Plan. Except as otherwise expressly provided herein, the other terms of the Options will be substantially consistent with the terms of stock options issued by the Company to its other executive officers during 2014.

4.           Business Expenses. The Company shall pay directly or reimburse Executive for reasonable expenses incurred in the course of his employment in accordance with the Company’s generally applicable policies. Executive shall be entitled to travel at a class of accommodations equivalent to the other members of the Company’s executive team.

5.          Directors and Officers Insurance. The Company will maintain directors and officers insurance appropriate in light of the Company’s size and activities and Executive will be entitled to the benefit of such coverage.

6.           Severance Upon Certain Terminations. Upon any termination of Executive’s employment, Executive will receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements. In addition, if Executive’s employment terminates after the Qualified Financing, Executive will be eligible for the following payments in connection with the termination of his employment:

(a)         If the Company terminates Executive’s employment pursuant to Section 2(a) or the Executive resigns his employment pursuant to Section 2(c), then the Company will (i) make a cash lump sum payment to Executive equal to 100% of his Base Salary (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings, and (ii) for a period of 12 months (or, if required by applicable law, in a lump sum equal to the amount that would have been paid over the course of 12 months), will pay to Executive a monthly stipend equal to Executive’s premiums for continuation of medical and dental benefits pursuant to Executive’s COBRA election (grossed up to account for applicable taxes and withholdings); provided, however, that the payments and benefits described in this Section 6(a) are expressly conditioned upon Executive’s execution of a release of employment-related claims against the Company and its affiliates in a mutually acceptable form, and upon such release becoming effective and no longer subject to revocation no later than 60 days following such termination. The Company will pay Executive the severance provided under Section 6(a) on the next payroll date following the date on which the release is no longer subject to revocation, unless the 60 day period following Executive’s termination begins in one tax year and ends in the following tax year. In that event, the Company will pay Executive the severance provided under Section 6(a) on the next payroll date following the later of January 1 of the second tax year and the date on which the release is no longer subject to revocation. The bonus will be pro-rated to the number of months the employee worked until termination.

(b)         If the Executive resigns his employment under Section 2(a) of this Agreement within 30 days following a Change in Control, then the Company will make a cash lump sum payment to Executive equal to 135% of his Base Salary (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings; provided, however, that the payments and benefits described in this Section 6(b) are expressly conditioned upon Executive’s execution of a release of employment-related claims against the Company and its affiliates in a mutually acceptable form, and upon such release becoming effective no later than 30 days following such termination. The Company will pay Executive the severance provided under this Section 6(b) on the next payroll date following the date on which the release is no longer subject to revocation, unless the 30 day period following Executive’s termination begins in one tax year and ends in the following tax year. In that event, the Company will pay Executive the severance provided under this Section 6(b) on the next payroll date following the later of January 1 of the second tax year and the date on which the release is no longer subject to revocation.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the Commencement Date of any one or more of the following events: (x) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (y) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (z) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. Notwithstanding the above, to the extent any payment under this Section 6(b) on or following a Change in Control is deferred compensation that is subject to Section 409A of the Internal Revenue Code, and not otherwise exempt from complying with the provisions of the statute, then a Change in Control shall only be deemed to occur if the Change in Control also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets as defined in Treasury Regulation Section 1.409A-3(i)(5). No Change in Control will be deemed to occur because of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

7.          Arbitration. Any controversy or claim arising out of this Agreement, other than such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be settled by final and binding arbitration . The arbitration shall take place in New York, New York or, at Executive’s option, the county in which Executive primarily resided during his service to the Company. The arbitration shall be administered by the American Arbitration Association (the “AAA”) by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA. Any award or finding shall be confidential. Executive and the Company shall share the costs of arbitration equally and each party shall be responsible for its own attorneys’ fees. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award.

Executive acknowledges and agrees that in the event of any breach or threatened breach of Section 8, 9, 10 or 11 of this Agreement, however, the Company will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, simultaneously with filing an arbitration claim under this Section, the Company shall be entitled to injunctive and other equitable remedies from any court having jurisdiction over Executive to prevent or restrain, temporarily, preliminarily or permanently, such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy that Company may have at law or in equity.

8.          Company’s Proprietary Rights and Nondisclosure. Executive recognizes that he may be exposed to or have access to information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a)         All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(b)         The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (x) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (y) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(c)        During and after his service to the Company, Executive will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the services to be provided hereunder.

9.           Nondisclosure of Third-Party Information. Executive understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). During and after his service to the Company, Executive will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by the Company.

10.         No Improper Use of Materials. Executive agrees not to bring to the Company or to use in the performance of services for the Company any materials or documents of a present or former employer of Executive, or any materials or documents obtained by Executive under a binder of confidentiality imposed by reason of another of Executive’s relationships, unless such materials or documents are generally available to the public or Executive has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials. Executive understands that Executive is not to breach any obligation of confidentiality that Executive has to present or former employers or clients, and agrees to fulfill all such obligations during his service to the Company.

11.         Prohibited Solicitation. During the Term and for a period of one (1) year following termination of this Agreement, regardless of the reason for the termination, Executive will not, without the prior written consent of the Company:

(a)         either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the services of the Company; or

(b)        either individually or on behalf of or through any third party, directly or indirectly, hire any employee of or consultant to the Company or any person who was an employee of or consultant to the Company within six (6) months prior to the offer to hire.

12.         Section 409A. If the termination giving rise to the payments described in Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i), and to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to any payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii) (or any successor provisions) to amounts payable to Executive. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

With respect to any expense reimbursement or in-kind benefit provided to Executive that constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, (a) the expenses must be incurred during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

13.         Miscellaneous Provisions.

(a)         Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)         Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)        Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, arrangements and agreements regarding this subject matter.

(d)        Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its rules and provisions governing choice of laws. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)        No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officer, on the day and year first above written.

Andrew P. Savadelis

/s/ Andrew P. Savadelis

Angion Biomedica Corp.

By:	/s/ Itzhak D. Goldberg
Itzhak D. Goldberg Chief Executive Officer